AMERICAN ASSETS TRUST, INC.

CERTIFICATE OF NOTICE

    American Assets Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Company, pursuant to Section 6.2.8 of Article VI of the charter of the Company (the “Charter”), has (i) decreased the Aggregate Stock Ownership Limit (as defined in the Charter) to 6.775% in value of the aggregate of the outstanding shares of Capital Stock, subject to adjustment from time to time by the Board of Directors in accordance with Section 6.2.8, excluding any such outstanding Common Stock which is not treated as outstanding for federal income tax purposes, and (ii) decreased the Common Stock Ownership Limit (as defined in the Charter) to 6.775% (in value or number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 6.2.8) of the aggregate of the outstanding shares of Common Stock of the Company, excluding any such outstanding Common Stock which is not treated as outstanding for federal income tax purposes.

SECOND: The undersigned acknowledges this Certificate of Notice to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Notice to be executed under seal in its name and on its behalf by its President and CEO and its Executive Vice President and CFO and attested to by its Assistant Secretary on this 11th day of May, 2026.

ATTEST:	AMERICAN ASSETS TRUST, INC.

By:	By:
Name: Meleana Leaverton	Name: Adam Wyll
Title: Assistant Secretary	Title: President and CEO

By:
Name: Robert F. Barton
Title: Executive Vice President and CFO